Exhibit 10.2

ADAMS STREET CREDIT SOLUTIONS FUND

AMENDED AND RESTATED MULTIPLE CLASS PLAN

ADOPTED PURSUANT TO RULE 18F-3

June 2, 2026

WHEREAS, Adams Street Credit Solutions Fund (the “Company”) is a closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Company is permitted to rely on an exemptive order from the Securities and Exchange Commission (the “SEC”) to offer multiple classes of shares (the “Order”); and

WHEREAS, pursuant to the Order, the Company must comply with the provisions of Rule 18f-3 under the 1940 Act as if it were an open-end management investment company; and

WHEREAS, Rule 18f-3 requires that a board of trustees of an investment company desiring to offer multiple classes of shares pursuant to said Rule adopt a plan setting forth the differences among the classes with respect to shareholder services, distribution arrangements, expense allocations and any related conversion features or exchange privileges; and

WHEREAS, the Board of Trustees of the Company (the “Board”) voluntarily adopted a plan pursuant to Rule 18f-3 on August 19, 2025 (the “Initial Plan”), so that the Company may issue multiple classes of common shares of beneficial interest (“Shares”) in compliance with the Order.

NOW, THEREFORE, the Company hereby seeks to amend and restate that Initial Plan (as amended and restated, the “Plan”) on the following terms and conditions:

A.	Class Designation; General Description of Classes

The Company offers three (3) classes of Shares: Class S, Class D and Class I Shares. In general, Shares of each class shall be identical except for different expense variables (which will result in different yields or total returns for each class), certain related rights and certain shareholder services.

In addition, pursuant to Rule 12b-1 under the 1940 Act, the Company has adopted a Distribution and Servicing Plan (the “12b-1 Plan”) under which Class S and Class D Shares are subject to a distribution and servicing fee. A general description of the fees applicable to each class of Shares is set forth below.

1. Class I Shares. Class I Shares are not subject to a sales load or a distribution and servicing fee under the 12b-1 Plan. Class I Shares require a minimum initial investment of $10,000 and a minimum subsequent investment of $500, except as described in the Company’s then-current Confidential Private Placement Memorandum (the “Memorandum”).

2. Class S Shares. Class S Shares are subject to a sales load of up to 3.5% of the purchase amount. Under the 12b-1 Plan, Class S Shares are subject to a distribution and servicing fee at the annual rate of 0.85% based on the aggregate net assets of the Company attributable to Class S Shares, to be calculated, accrued and paid monthly. Class S Shares require a minimum initial investment of $10,000 and a minimum subsequent investment of $500, except as described in the Memorandum.

3. Class D Shares. Class D Shares are subject to a sales load of up to 1.5% of the purchase amount. Under the 12b-1 Plan, Class D Shares are subject to a distribution and servicing fee at the annual rate of 0.25% based on the aggregate net assets of the Company attributable to Class D Shares, to be calculated, accrued and paid monthly. Class D Shares require a minimum initial investment of $10,000 and a minimum subsequent investment of $500, except as described in the Memorandum.

The ability of the Company to waive or adjust the minimum initial and subsequent investments shall be disclosed by the Company in its Memorandum.

A 2.00% early repurchase deduction may be charged by the Company with respect to any repurchase of Shares that have not been outstanding for at least one year. The one-year holding period is measured as of the closing date immediately following the prospective repurchase date. Shares tendered for repurchase will be treated as having been repurchased on a “first in-first out” basis. An early repurchase deduction may be waived by the Company in circumstances where the Board determines that doing so is in the best interests of the Company, including for repurchase requests:

•	arising from the death or qualified disability of a shareholder;

•	submitted by discretionary model portfolio management programs (and similar arrangements);

•

from feeder funds (or similar vehicles) primarily created to hold the Shares, which are offered to non-U.S. persons, where such funds seek to avoid imposing such a deduction because of administrative or systems limitations;

•	in the event that a shareholder’s Shares are repurchased because the shareholder has failed to maintain the $500 minimum account balance; and

•	as otherwise described in the Memorandum.

To the extent the Company determines to waive, impose scheduled variations of, or eliminate an early repurchase deduction, it will do so consistently with the requirements of Rule 22d-1 under the 1940 Act, and the Company’s waiver of, scheduled variation in, or elimination of, the early repurchase deduction will apply uniformly to all shareholders regardless of Share class.

B.	Expense Allocation of Each Class

Class-specific expenses of the Company shall be allocated to the specific class of Shares of the Company. Non-class specific expenses shall be allocated in accordance with Rule 18f-3 and any related guidance from the SEC or its staff. All expenses incurred by the Company will be allocated, as provided for herein, among its classes of Shares based on the respective net assets of the Company attributable to each such class. The value of the Company’s net assets attributable to each class of Shares shall be computed in the manner specified in the Memorandum for the computation of the Company’s net asset value.

In addition to different expenses associated with the 12b-1 Plan, each class of Shares may pay a different amount of the following expenses:

1.	administrative and/or accounting or similar fees incurred by a specific class;

2.

legal, printing and postage expenses related to preparing and distributing to current shareholders of a specific class materials such as supplements to the Memorandum, proxy materials and shareholder reports;

3.	Blue Sky fees incurred by a specific class;

4.	SEC registration fees incurred by a specific class;

5.	expenses of administrative personnel and services required to support the shareholders of a specific class;

6.	trustees’ fees incurred as a result of issues relating to a specific class;

7.	auditor’s fees, litigation expenses and other legal fees and expenses relating to a specific class;

8.	transfer agent fees and shareholder servicing expenses identified as being attributable to a specific class;

9.	account expenses relating solely to a specific class;

10.	expenses incurred in connection with any shareholder meetings as a result of issues relating to a specific class; and

11.

any such other expenses (not including advisory or custodial fees or other expenses related to the management of the Company’s assets) actually incurred in a different amount by a class or related to a class’s receipt of services of a different kind or to a different degree than another class, including reimbursement for any expense support provided to such class.

C.	Waivers and Reimbursements

Fees and expenses may be waived or reimbursed by Adams Street Advisors, LLC, the Company’s investment adviser, or its affiliates, or any other service provider to the Company. Such waiver or reimbursement may be applicable to some or all of the classes and may be in different amounts for one or more classes.

D.	Income, Gains and Losses

Income, realized gains and losses and unrealized appreciation and depreciation shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Company, in each case in accordance with U.S. Generally Accepted Accounting Principles.

E.	Class Designation

Subject to approval by the Board, the Company may alter the nomenclature for the designations of one or more of its classes of Shares.

F.	Conversion Features; Exchange Privileges

Shares of one class may be exchanged, including at the shareholder’s option, for Shares of another class of the Company (an “intra-Company exchange”), if and to the extent an applicable intra-Company exchange privilege is disclosed in the Memorandum and subject to the terms and conditions (including the imposition or waiver of any sales load or repurchase fee) set forth in the Memorandum, provided that the shareholder requesting the intra-Company exchange meets the eligibility requirements of the class into which such shareholder seeks to exchange.

Assuming the intra-Company exchange meets the eligibility requirements of the class into which such shareholder seeks to exchange and the Company has received proper instruction from the financial intermediary to effect such intra-Company exchange and consents to such intra-Company exchange, (i) a financial intermediary may, in its discretion, determine to exchange a shareholder’s Shares at such shareholder’s request and (ii) in certain cases, where a holder of Class S Shares or Class D Shares no longer is eligible to hold such class of Shares based on the shareholder’s arrangements with its financial intermediary, (a) such holder’s Class S Shares may be exchanged into an equivalent net asset value amount of Class D Shares or Class I Shares, and (b) such holder’s Class D Shares may be exchanged into an equivalent net asset value amount of Class I Shares.

G.	Additional Information

This Plan is qualified by and subject to the terms of the Memorandum for the applicable classes; provided, however, that none of the terms set forth in any such Memorandum shall be inconsistent with the terms of the classes contained in this Plan.

H.	Effective Date; Amendments

This Plan shall become effective upon its approval, or otherwise at such time as is specified, by the Board. This Plan may be terminated or amended at any time with respect to the Company or a class of Shares thereof by a vote of a majority of the Board, including a majority of the Trustees who are not considered “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Company.

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